EXHIBIT 11
                     CHANCELLOR CORPORATION AND SUBSIDIARIES
                        Computation of Earnings Per Share

     The following table reflects the calculation of the earnings per share:


                                                                      Weighted Average
                                                      Net               Common Shares
                                                    Income               Outstanding
                                                    ------            ----------------
                                                  (numerator)           (denominator)

Quarter ended March 31, 1999                   In thousands, except share and per share data
      Earnings from Operations                    $         93                43,240,194
Basic earnings per common share                                                           $  0.00

Effect of dilutive securities
      Convertible preferred shares                       - - -                 5,000,000
      Warrant - VCC                                      - - -                 7,142,857
      Vested Employee Options                            - - -                   163,402
                                                   -----------              ------------
                                                  $         93                55,546,453
                                                   ===========              ============
Diluted earnings per common share                                                         $  0.00

Quarter ended March 31, 1998
      Earnings from operations                    $         27                25,403,127
                                                   ===========              ============
Basic and diluted earnings per common share                                               $  0.00


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